Exhibit 5.9

CONSENT OF EXPERT

Reference is made to the Registration Statement on Form F-10 (the “Form F-10”) of Cameco Corporation (the “Corporation”) filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended, and any amendments thereto.

I hereby consent to reference to my name and my involvement in the preparation of, or supervision of the preparation of, scientific and technical information in the following instances:

1.

information relating to the McArthur River mine/Key Lake mill operations in Management’s Discussion and Analysis for the three and nine months ended September 30, 2026 and 2025, dated October 30, 2026; and

2.	under the heading “The Company – McArthur River /Key Lake” in the Corporation’s prospectus dated November 5, 2026 for the McArthur River mine/Key Lake mill operations,

(collectively, the “Technical Information”) in the Form F-10, and to the inclusion and incorporation by reference of information derived from the Technical Information into the Form F-10 and any amendments or supplements thereto filed by the Corporation with the Commission.

Sincerely,

/s/ Keith Perry
Name: Keith Perry, P. Eng
Title: General Manager, McArthur River, Cameco Corporation

Date: November 5, 2026